UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                          FORM 8-A

      FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
           PURSUANT TO SECTION 12(b) OR (g) OF THE
               SECURITIES EXCHANGE ACT OF 1934

                  OFFLINE CONSULTING, INC.
    (Exact name of registrant as specified in its charter)

               Delaware            20-4838580
           (State or other      (I.R.S. Employer
           jurisdiction of       Identification
           incorporation or           No.)
            organization)


                  Offline Consulting, Inc.
                    1166 East 14th Street
                      Brooklyn, NY11230
                       (347) 267-5310

Securities to be registered pursuant to Section 12(b) of the
Act: None

If  this  form  relates to the registration of  a  class  of securities pursuant to Section 12(b) of the Exchange Act and is  effective pursuant to General Instruction A. (c),  check
the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. [X]

Securities Act registration statement file number to which this form relates: File No. 333-139163 (if applicable)

Securities to be registered pursuant to Section 12(g) of the
Act:

                Common Shares, $0.0001 value
          -----------------------------------------
                      (Title of class)

Item  1.   Description  of  Registrant's  Securities  to  be
Registered.

Common Stock
-------------------

Offline Consulting, Inc. (the 'Company" or "we") are authorized to issue 700,000,000 shares of common stock, par value $0.0001, of which 6,339,980 shares are issued and outstanding as of December 26, 2006. Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights. Subject to the rights of the holders of preferred stock in the future, if any, holders or our common stock are entitled to share equally on a per share basis in such dividends as may be declared by our Board of Directors out of funds legally available therefore. There are presently no plans to pay dividends with respect to our common stock. Upon our liquidation, dissolution or winding up, after payment of creditors and the holders of any of our shares of preferred stock, if any, our assets will be divided prorate on a per share basis among the holders of our common stock. The common stock is not subject to any liability for further assessment. There is no provision in our Certificate of Incorporation or By-laws that would delay, defer, or prevent a change in control of our Company.

Preferred Stock
--------------------

Shares of preferred stock are not included in this registration statement. We are authorized to issue 20,000,000 shares of preferred stock, none of which is issued and outstanding. Our board of directors has the authority, without further action by the holders of the outstanding shares of common stock, to issue shares of preferred stock with rights superior to the rights of the holders of shares of common stock from time to time in one or more series, to fix the number of shares constituting any series, and to fix the terms of any such series, including dividend rights, dividend rates, conversion or exchange rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price and the liquidation preference or such series. As a result, shares of preferred stock could be issued quickly and easily, negatively affecting the rights of holders of shares common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 20,000,000 shares of preferred stock in order to raise capital for our operations, the ownership interest of holders of shares of common stock may be diluted.

Item 2. Exhibits.

Exhibit	Description
3.1	Certificate of Incorporation of Registrant*
3.2	By-Laws of Registrant*

* Previously filed with the Registrant's Registration Statement on Form SB-2, file number 333-139163, filed with the Securities and Exchange Commission on December 7, 2006

                             SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.




Date: December 26, 2006		OFFLINE CONSULTING, INC.

                                By:  /s/  Marcello Trebitsch
                                Name: 	Marcello Trebitsch
                                Title:  President and Chief Executive
                                        Officer (Principal Executive,
                                        Financial, and Accounting Officer)